Pricing Supplement No. 9            Filing under Rule 424(b)(3) with respect to
Dated January 15, 1999                     Registration Statement No. 333-00745
CUSIP 37033LFF8

(To Prospectus dated February 23, 1996 and
 Prospectus Supplement dated February 28, 1996)


                                  $500,000,000

                               GENERAL MILLS, INC.

                           MEDIUM-TERM NOTES, SERIES E


                       Principal amount:     $25,000,000
          Interest Rate (if fixed rate):     6.00% per annum
                        Stated Maturity:     January 22, 2011
                     Specified Currency:     U.S. Dollars
      Applicable Exchange Rate (if any):     N/A
        Issue price (as a percentage of
                      principal amount):     100%
         Selling Agent's Commission (%):     0.0%
                            Agent's Fee:     $0.00
            Purchasing Agent's discount
                      or commission (%):     N/A
            Net proceeds to the Company:     $25,000,000.00
  Settlement date (original issue date):     January 22, 1999
                 Interest Payment Dates:     Semi-annually each January 22 and
                                             July 22 beginning July 22, 1999
  Redemption Commencement Date (if any):     Redeemable by the Company at
                                             its option on each  Interest
                                             Payment  Date,  on or  after
                                             January  22,  2001  upon  30
                                             calendar  days notice and as
                                             described under "Description
                                             of Notes -  General"  in the
                                             Prospectus Supplement.
             Redemption prices (if any):     100%
                       Additional Items:     N/A

      "N/A" as used herein means "Not Applicable." "A/S" as used herein means "as stated in the Prospectus Supplement referred to above."

      If such Notes are denominated in other than U.S. Dollars, the applicable Foreign Currency Supplement is attached hereto.

      As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $417,725,000.


                            SALOMON SMITH BARNEY INC.

                           ---------------------------
                                 NORTH CAROLINA

      The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus.